Exhibit 10.14

SHARE TRANSFER AGREEMENT

(Intragroup restructuring – Regen Lab France SAS)

Dated: 05 August 2025

This Share Transfer Agreement (the “Agreement”) is entered into on 05 August 2025 (the “Effective Date”) between:

1.	Regen Lab SA, a société anonyme incorporated under the laws of Switzerland, with registered office at Route de l’lle-au-Bois 3, 1870 Monthey, Switzerland, registered with the Registre du commerce Bas-Valais under number CHE-110.064.203 (the “Seller” or “RL SA”); and

2.	RegenLab USA Inc., a corporation incorporated under the laws of the State of Delaware, USA, with principal place of business at 95 Greene Street, Jersey City, NJ 07302, USA (the “Purchaser” or “RL USA Inc.”).

The Seller and the Purchaser are each a “Party” and together the “Parties”.

RECITALS

A. The Seller is the sole legal and beneficial owner of all shares in Regen Lab France SAS, a société par actions simplifiée incorporated under the laws of France, with registered office at 2 Avenue de Laponie, 91940 Les Ulis, France, registered with the Registre du commerce et des sociétés of Evry under number 879441681 (the “Company”).

B. The share capital of the Company is EUR 5,170,000 divided into 5,170,000 ordinary shares with a nominal value of EUR 1 each (the “Shares”).

C. As part of an internal group reorganisation, the Parties wish that the Company become a direct subsidiary of the Purchaser. To that end, the Seller agrees to transfer, and the Purchaser agrees to acquire, all of the Shares.

D. The Parties agree that the purchase price for the Shares shall be equal to the net book value of the Seller’s investment in the Company as recorded in the Seller’s standalone accounts as of 05 August 2025 (the “Book Value”) and set out in Schedule 1 (the “Transfer Price”).

E. The Parties further intend that payment of the Transfer Price be documented and supported by a separate intercompany loan agreement between the Purchaser and the Seller dated 05 August 2025 (the “Loan Agreement”).

F. This transaction is carried out exclusively within the Regen Lab group and does not involve any third-party investor.

1. TRANSFER OF SHARES

1.1 Subject matter.

On the Closing Date, the Seller hereby sells, transfers and assigns to the Purchaser, which accepts, full legal and beneficial ownership of all of the Shares, representing 100% of the share capital and voting rights of the Company (the “Transferred Shares”), free and clear of any lien, pledge, charge or other encumbrance.

1.2 Transfer Price.

The aggregate purchase price for the Transferred Shares shall be the Transfer Price, i.e., the Book Value set out in Schedule 1.

1.3 Payment.

The Transfer Price shall be due and payable in CHF by the Purchaser to the Seller on the Closing Date. Unless the Parties agree to settle by bank transfer, the Parties agree that, at Closing, (i) the loan under the Loan Agreement shall be deemed advanced by the Seller to the Purchaser by way of intercompany book entry and/or set-off, and (ii) the Purchaser’s payment obligation under this Clause 1.3 shall be satisfied simultaneously by set-off against such loan advance, so that the Transfer Price is deemed paid in full at Closing without any physical cash transfer.

1.4 Effective transfer.

Title to, and all rights attaching to, the Transferred Shares (including voting and dividend rights) shall pass to the Purchaser at Closing.

2. CLOSING

2.1 Closing Date.

The completion of the transfer of the Transferred Shares (the “Closing”) shall take place on 05 August 2025 (the “Closing Date”).

2.2 Registration and formalities.

The Purchaser shall cause the transfer of the Transferred Shares to be recorded in the Company’s registers and shall procure that all necessary filings (if any) are made with the competent French authorities.

3. REPRESENTATIONS AND WARRANTIES

3.1 By the Seller.

The Seller represents and warrants to the Purchaser that, as of the Closing Date:

(a)	it is the sole legal and beneficial owner of the Transferred Shares, free and clear of any encumbrance;

(b)	the Transferred Shares are fully paid and represent 100% of the share capital and voting rights of the Company;

(c)	it has obtained all corporate approvals necessary to enter into this Agreement and perform its obligations hereunder; and

(d)	this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

3.2 By the Purchaser.

The Purchaser represents and warrants to the Seller that, as of the Closing Date:

(a)	it has full power and authority to enter into this Agreement and to acquire the Transferred Shares;

(b)	all corporate approvals necessary for the execution and performance of this Agreement have been duly obtained; and

(c)	this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

4. TAX AND ACCOUNTING

4.1 Intragroup intention.

The Parties acknowledge that the transfer of the Transferred Shares is carried out exclusively within the Regen Lab group. The Transfer Price is agreed at Book Value for internal reorganisation purposes. Each Party remains responsible for its own tax filings and positions.

4.2 Cooperation.

If any tax authority requests information or challenges the valuation, characterisation or reporting of the transaction, the Parties shall cooperate in good faith and provide reasonable support to each other, consistent with their common intention and applicable law.

5. MISCELLANEOUS

5.1 Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions or understandings, written or oral, relating thereto.

5.2 Amendments.

Any amendment to this Agreement shall be made in writing and signed by both Parties.

5.3 Governing law and jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of France, without regard to its conflict of law rules. Any dispute arising out of or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent courts of Paris, France.

5.4 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures in PDF or via recognised e-signature platforms shall be deemed original signatures.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorised representatives as of the Effective Date.

For Regen Lab SA (Seller):		For Regen Lab SA (Seller):

/s/ Antonino Turzi		/s/ Andreas Pigni
Name:	Antonino (Antoine) Turzi	Name:	Andreas Pigni
Title:	CEO	Title:	Legal Affairs
Date:	05 August 2025	Date:	05 August 2025

For RegenLab USA Inc. (Purchaser):

/s/ Antonino Turzi
Name:	Antonino (Antoine) Turzi
Title:	CEO
Date:	05 August 2025

SCHEDULE 1 – TRANSFER PRICE (BOOK VALUE)

As of 05 August 2025, the net book value of the Seller’s investment in Regen Lab France SAS in the Seller’s standalone accounts is:

Item	Amount	Currency
Transfer Price (Book Value)	5,105,116.50	CHF

The Parties acknowledge that the above amount is based on the Seller’s accounting records as of the Book Value date and may be updated by mutual written agreement to reflect any clerical correction required to match the Seller’s final statutory records for that date.

Sch. 1-1